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                                                                     EXHIBIT 5.1


                                December 11, 2000


Board of Directors
Scott's Liquid Gold-Inc.
4880 Havana Street
Denver, CO  80239

To the Board of Directors:

     As counsel for Scott's Liquid Gold-Inc. (the "Company"), a Colorado corporation, we have examined and are familiar with its Articles of Incorporation, its Bylaws and its various corporate records and procedures relating to its incorporation. We are also familiar with the procedures taken by the Board of Directors of the Company to adopt the Scott's Liquid Gold-Inc. 1998 Stock Option Plan (the "Plan"), effective November 9, 1998. Pursuant to the December 4, 2000 amendment of the Plan increasing the number of shares available to issue under the Plan (the "Amendment"), the Company may issue and sell an additional 750,000 shares of its Common Stock (par value $.10 per share), respectively, subject to possible adjustment, to eligible employees of the Company and its subsidiaries. The resolution adopting the Amendment specifically requires shareholder approval of the Amendment within twelve months of its effective date. We also have examined such other matters and have made such other inquiries as we deem relevant to our opinions expressed below.

     We are of the opinion that the total 750,000 shares of Common Stock of the Company, when issued in accordance with the Plan after shareholder approval of the Amendment, will be legally issued and validly outstanding shares of the Common Stock of the Company, fully paid and non-assessable; provided, that the consideration for each share is not less than the par value thereof.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-8 in connection with the Amendment.


                                       Very truly yours,

                                       /s/ Holland & Hart LLP

                                       Holland & Hart LLP